COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES

                                                         Three Months
                                                             Ended
                                                           March 31,                 Years Ended December 31,
                                                        ---------------   ----------------------------------------------
                                                         1999     1998     1998      1997      1996      1995      1994
                                                        ------   ------   -------   -------   -------   -------   ------
                                                                             (Dollars in thousands)
Earnings:
      Earnings before income tax expenses               $1,671   $1,020   $ 7,560   $ 4,131   $ 2,983   $ 2,098   $1,310
      Add:                                                 639      564     2,624     2,895     1,542       703      550
      Interest on advances and other borrowings            593      659     2,694     1,318     1,397     1,456      210
      Interest component of rental expense                  44       33       164       105        75        60       40
                                                        ------   ------   -------   -------   -------   -------   ------

      Earnings before fixed charges excluding
        interest on customer deposits                    2,947    2,276    13,042     8,449     5,997     4,317    2,110
      Interest on customer deposits                      4,856    5,618    21,949    17,253    12,060     9,047    3,824
                                                        ------   ------   -------   -------   -------   -------   ------
      Earnings before fixed charges                     $7,803   $7,894   $34,991   $25,702   $18,057   $13,364   $5,934
                                                        ======   ======   =======   =======   =======   =======   ======


Fixed charges:                                          $  639   $  564   $ 2,624   $ 2,895   $ 1,542   $   703   $  550
      Interest on advances and other borrowings            593      659     2,694     1,318     1,397     1,456      210
      Interest component of rental expense                  44       33       164       105        75        60       40
                                                        ------   ------   -------   -------   -------   -------   ------

      Fixed charges excluding interest on
        customer deposits                                1,276    1,256     5,482     4,318     3,014     2,219      800
      Interest on customer deposits                      4,856    5,618    21,949    17,253    12,060     9,047    3,824
                                                        ------   ------   -------   -------   -------   -------   ------
      Total fixed charges                               $6,132   $6,874   $27,431   $21,571   $15,074   $11,266   $4,624
                                                        ======   ======   =======   =======   =======   =======   ======

Ratio of earnings to fixed charges including interest
  on customer deposits                                    1.27x    1.16x     1.28x     1.19x     1.20x     1.19x    1.28x

Ratio of earnings to fixed charges excluding interest
  on customer deposits                                    2.31x    1.81x     2.38x     1.96x     1.99x     1.95x    2.64x



    For purposes of calculating the ratio of earnings to combined fixed charges, earnings consist of earnings before income taxes plus interest and one-half rental expense. Fixed charges, excluding interest on deposits, consist of interest on indebtedness and one-half of rental expense (which is deemed representative of the interest factor). Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.